Umer Farooq, Montana (MT) umer.qureshi@hotmail.com June 27, 2025

Board of Directors

LIVE OAK FINANCIAL LLC

3250 Alpine Autumn Austin TX 78744

Re: Consent of Umer Farooq as "Expert" Under Regulation A

Ladies and Gentlemen:

I, umer farooq, am an independent certified public accountant licensed to practice in Montana. I have audited, in accordance with U.S. generally accepted auditing standards, the financial statements of Live Oak Financial LLC as of and for the period ended May 11, 2025, and have issued my report thereon dated June 27, 2025 (the "Audit Report"), which is included in Part II, Item 13 of the Offering Statement on Form 1-A (the "Offering Statement") filed by Live Oak Financial LLC with the Securities and Exchange Commission under Regulation A, Tier 2.

Pursuant to Item 17 of Part III of the Offering Statement, I hereby consent to:

1. The inclusion of my name as the "independent accountant" in the Offering Statement;

2. The reference to my Audit Report in the Offering Statement (including under the captions "Experts" and "Financial Statements"); and

3. The incorporation by reference of my Audit Report and related financial statements into any post-qualification amendment to the Offering Statement.

I hereby affirm that I have no reason to withdraw or revise my Audit Report, and that my consent is provided solely for use in connection with the Offering Statement under Regulation A.

Very truly yours,

Name: Umer Farooq, CPA

Signature: /s/Umer Farooq

License No: PAC-CPAP-LIC-033530

Somerset, Montana

Date: June 27, 2025